EXHIBIT 10.4

SENIOR MANAGEMENT EMPLOYMENT AGREEMENT

This SENIOR MANAGEMENT EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of July 15, 2007 by and between Bravera, Inc., a Florida corporation (the “Company”), and Christopher Watson, an employee of the Company (“Employee”).

RECITAL:

WHEREAS, the Company and Employee desire to enter into a written agreement for the Company’s employment of Employee as an employee, on the terms specified herein.

NOW, THEREFORE, in consideration of the mutual promises, agreements and mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

1.           Employment.  The Company hereby employs Employee, and Employee hereby accepts employment with the Company, upon the terms and subject to the conditions set forth in this Agreement.

2.           Position and Duties.  Employee shall be employed as the Chief Sales Officer and the Chief Marketing Officer of the Company and shall report directly to the CEO of the Company’s parent company, Shea Development Corporation.  Employee shall also serve in such additional capacities as may be assigned to him from time to time by the Board of Directors of the Company (the “Board”).  Employee shall devote substantially all of his business time, attention, skill and best efforts to the diligent performance of his duties hereunder; provided, however, that while employed by the Company, the Employee shall be able to engage in Outside Activities (hereinafter defined).

3.           Term.  The term of employment hereunder shall commence as of the date hereof (the “Commencement Date”) and shall continue for a period of three (3) years unless sooner terminated in accordance with the provisions of this Agreement (the “Term”).

4.           Compensation.  As compensation for all services rendered by Employee under this Agreement, the Company shall pay Employee compensation as follows:

a.             Annual Salary.  For all services rendered by Employee during his employment under this Agreement, beginning on the Commencement Date, the Company shall pay Employee an annual salary of $250,000, payable in installments every two (2) weeks in accordance with the Company’s standard payroll policies, subject to annual increases of five percent (5%) throughout the Term.  Each such increase shall become effective on each annual anniversary date of the Commencement Date, for each year throughout the Term.

b.             Taxes and Withholdings.  All taxes and governmentally required withholdings, and such additional withholdings as requested by Employee, if any, shall be deducted from any amount paid by the Company to Employee hereunder, all in conformity with applicable laws.

c.             Employee is an Officer of the Company and shall receive such Restricted Stock Grants as are granted to all Officers of the Company as determined from time to time by the Board, in such amount as is proportionate to Employee’s position as an Officer of the Company.

5.           Benefits and Fringes.

a.            Benefits.  During the Term, Employee shall be eligible to participate in the Company’s standard benefits for key executives of the Company in accordance with the Company’s policies.

b.            Vacation.  Employee shall be entitled to four (4) weeks of paid vacation in each calendar year during the Term in accordance with the Company’s policies.  Employee shall take vacations at such time or times as shall be reasonable as mutually determined by Employee and the parent company’s CEO, based upon the Employee’s current duties.

c.            Other. Employee shall be entitled to receive from the Company the following items and service according to policies and practices established by Company from time to time:

A Corporate Credit Card;

A Cell Phone;

High Speed Internet Service; and

A Laptop Computer

d.            Expenses Reimbursement.  The Company shall reimburse Employee for all reasonable substantiated expenses incurred by Employee during the Term in the course of performing Employee’s duties under this Agreement that are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, including cellular phone charges and mileage related to Company business, subject to the Company’s requirements applicable generally with respect to reporting and documentation of such expenses.  Expenses shall be reimbursed in accordance with the Company’s policies in effect from time to time.

e.            Aviation.  Employee shall be permitted to use his personal aircraft, a Columbia 400, to travel on Company business and for the use of such aircraft the Company will reimburse Employee Three Hundred Dollars ($300.00) per hour promptly upon Employee’s submission of documentation evidencing such expenses.  Employee covenants and agrees that he will not use the aircraft for transporting other Company employees on Company business, except that one other Company employee may be carried if that employee is a rated pilot.  In order to use the aircraft and obtain the reimbursement provided for herein, Employee shall maintain at least Two Million Five Hundred Thousand Dollars ($2,500,000.00) of aviation insurance coverage on the aircraft.

6.            Severance.  Upon termination of his employment by the Company, Employee shall be entitled to the following:

a.             For “Cause”.  If the Company terminates Employee’s employment with the Company for “Cause” (as hereinafter defined”, Employee shall be entitled to receive any compensation and benefits due him through the Termination Date (hereinafter defined).

b.            If the Employee’s employment with the Company terminates for any other reason, including a termination without “Cause” pursuant to Section 8, upon death or disability pursuant to Section 9, by Employee pursuant to Section 10, by mutual agreement of Employee and the Company pursuant to Section 11or by failure of a successor to continue Employee’s employment following a Change in Control (hereinafter defined), then: all earnout and other consideration due Employee under that certain Merger Agreement dated April 26, 2007 and due Employee’s affiliate, Intellectus, LLC, under that certain Software License and Assets Purchase Agreement dated as of even date herewith shall be accelerated and paid on the Termination Date.  If the Employee’s employment with the Company terminates for any reason other than for “Cause” or by mutual agreement of Employee and the Company pursuant to Section 11, including a termination without “Cause” pursuant to Section 8, upon death or disability pursuant to Section 9, by Employee pursuant to Section 10 or by failure of a successor to continue Employee’s employment following a Change in Control (hereinafter defined), then Employee shall receive the following: (i) an amount equal to one (1) year of Employee’s salary, at the rate in effect as of the date of the notice of termination, (ii) a pro rated portion of any and all performance bonuses to which Employee would have been entitled as if Employee had remained employed by Company and achieved all goals and objectives under Section 4(c) for the year as well as the quarter in which such termination occurs, (iii) all performance bonuses to which Employee would have been entitled as if Employee had remained employed by Company and achieved all goals and objectives under Section 4(c) and all benefits for a period of six (6) months after the Termination Date, and (iv) the same medical coverage Employee carried while an active employee at Company’s expense for a period of six (6) months after the Termination Date, after which Employee will be eligible under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”) to continue such coverage at his own expense.  All of the foregoing shall be payable in accordance with the Company’s then effective payroll schedule applicable to Employee.  All such payments shall be in full settlement and discharge of the Company’s obligation to Employee, and the obligation of the Company to make such payments shall be conditioned upon the execution by Employee of a separation and release agreement in a form satisfactory to the Company and reasonably acceptable to Employee.

7.           Termination by Company for Cause.  The Company shall have the right at any time to terminate the employment of Employee for Cause effective immediately (such date of termination, the “Termination Date”) by delivering to Employee a written notice specifying such Cause.  If the Company exercises such right, in full settlement and discharge of the Company’s obligation to Employee, the Company shall make a payment to Employee in a lump sum amount equal to all compensation accrued and unpaid as of the Termination Date and the Company’s obligation under this Agreement to make any further payments to Employee shall thereupon cease and terminate.  This Section 7 in no way limits the Company’s right to terminate Employee’s employment without cause pursuant to Section 8 of this Agreement.  As used herein, the term “Cause” means (i) willful misconduct or gross negligence of Employee in the performance of his duties and services to the Company or any of its subsidiaries; (ii) the commission of a felony, whether or not committed in the course of performing services for the Company or any of its subsidiaries; (iii) Employee’s deliberate dishonesty or breach of fiduciary duty owed to the Company or its subsidiaries; (iv) the commission by Employee in the course of performing any services for the Company or any of its subsidiaries of embezzlement, theft or any other criminal act; (v) the intentional and unauthorized disclosure by Employee of any material trade secret or material confidential information of the Company or any of its subsidiaries; (vi) the intentional commission by Employee of an act which constitutes unfair competition with the Company or any of its subsidiaries, including, without limitation, inducing any employee or customer of the Company to breach a contract with the Company or any of its subsidiaries; (vii) the repeated refusal or failure by Employee to comply with any policies of the Company or any lawful directives of the Board of Directors of the Company; or (viii) the intentional and material breach by Employee of any contract to which the Company and Employee are parties, which material breach remains uncured by Employee for a period of ten (10) days after the Company has given Employee written notice thereof.

8.           Termination by Company Without Cause.  The Company shall have the right at any time and for any reason or for no reason to terminate the employment of Employee and this Agreement without cause effective immediately upon written notice to Employee

9.           Termination Upon Death or Disability.  The Company may terminate the employment of Employee and this Agreement effective upon notice to Employee (or his heirs or legal representatives, as the case may be) if Employee either dies or is disabled.  As used herein, the term “disabled” shall mean the inability or failure of Employee to perform the essential functions of the position with or without reasonable accommodation as a result of a mental or physical disability for a period of ninety (90) or more days consecutive days during any twelve (12) month period, all as determined in good faith by the Board of Directors of the Company.

10.         Termination by Employee.

a.             Employee may terminate his employment under this Agreement at any time upon thirty (30) days written notice to the Company, as provided in Section 18(e) of this Agreement.  Employee, at the request of the Company and for a period not to exceed such thirty (30) days as requested by the Company, shall continue to render his services in accordance with this Agreement and shall be paid his regular salary and receive his normal benefits up to the Termination Date.

b.            Employee may terminate his employment with the Company under this Agreement at any time for Good Reason (as defined below).  The term “Good Reason” means Employee’s resignation as an Employee of the Company as a result of (i) the Company materially violating any of its obligations to Employee under this Agreement or any other agreement of the Company or its affiliates to which the Employee or any affiliate of Employee (including, Intellectus, LLC) is a party, (ii)  a substantial change in Employee’s duties to which Employee does not consent, (iii)  a decrease in Employee’s salary or performance bonuses to which Employee does not consent, or (iv) the Company failing to enter into a new employment agreement with the Employee not later than thirty (30) days prior to the expiration of the Term of this Agreement, on terms and subject to conditions substantially identical to or, with respect to the Employee, more favorable than the terms and conditions set forth in this Agreement.  Such termination for Good Reason shall only be effective if Employee gives the Company a minimum of thirty (30) days’ written notice, provided that the occurrence of such violation shall have occurred within the sixty (60) day period preceding such notice and that the Company shall have failed to cure such violation within thirty (30) days after receipt of such notice.

11.         Mutual Termination.

If both Company and employee decide mutually to terminate his employment under this Agreement at any time upon thirty (30) days’ written notice to the Company, as provided in Section 18(e) of this Agreement.  Employee, at the request of the Company and for a period not to exceed such thirty (30) days as requested by the Company, shall continue to render his services in accordance with this Agreement and shall be paid his regular salary and receive his normal benefits for up to two (2) years.

12.         Post- Termination Licensing.

If the Employee’s employment with the Company terminates pursuant to Sections 8, 10(a), 10(b) or 11, the Company shall grant the Employee a non-exclusive, perpetual code-stream license, in written form that is reasonably satisfactory to the Company, to market, copy, sublicense, modify, customize, translate, adapt, publish, display or create derivative works of the then current versions of the software listed on Exhibit A, attached hereto and incorporated herein by this reference (the “Software”) and its derivative works, in exchange for a royalty fee of ten percent (10%) of the gross revenues received by Employee (or any affiliate of Employee) from sales of the Software or its derivative works, which shall be paid to the Company on a quarterly basis.  The aforementioned license agreement shall provide the Company with the right to review and audit revenues derived by Employee from the Software and its derivative works.  Both Parties mutually agree, and the aforementioned license agreement shall provide, that beginning on that date which is the last day of the sixth complete calendar month after the month in which the Termination Date occurs, the Company shall have an option, for a period of        (     ) years to license back any and all derivative works Employee has created from the Software in exchange for a royalty fee of ten percent (10%) of the gross revenues received by the Company or its affiliates, successors or assigns, from sales of the Software or its derivative works, which shall be paid to the Employee on a quarterly basis.  The aforementioned license agreement shall provide the Employee with the right to review and audit revenues derived by the Company (or its affiliates, successors or assigns) from the Software and its derivative works.  In either case, the Employee and the Company shall each commit in writing pursuant to the licensing agreements set forth in this section that neither will sell license maintenance or help desk services to the customers of the other party without prior written consent from the other party.

13.         Consideration Due Under Other Agreements.

Termination of the Employee’s employment by the Company, whether under Sections 7, 8, 9, 10(a) or (b) or 11 of this Agreement and whether separation is voluntary or involuntary and with or without Cause, shall not affect in any respect the consideration (cash and/or common stock or warrants to purchase common stock) due Employee under any agreement with the Company or any affiliate of the Company, including, without limitation, that certain Merger Agreement dated April 26, 2007 and that certain License and Assets Purchase Agreement of even date with this Agreement.

14.         Covenants of Confidentiality and Non-Competition

a.             Definitions.  As used in this Agreement, the following terms shall have the meanings specified below:

“Person” shall mean any individual, corporation, partnership, association, unincorporated organization or other entity.

“Termination Date” shall mean the last day Employee is employed by Company, whether separation is voluntary or involuntary and with or without Cause.

“Confidential Information” shall mean information relating to Company’s customers, suppliers, distributors, operations, finances, and business that derives value from not being generally known to other Persons, including, but not limited to, technical or non technical data, formulas, patterns, compilations (including compilations of customer information), programs (including computer programs and software), devices, methods, techniques, drawings, processes, financial data (including sales and sales forecasts), and lists of actual or potential customers or suppliers (including identifying information about those customers), without regard to form and whether or not reduced to writing.  Confidential Information includes information owned or disclosed to Company by third parties that Company treats as or is obligated to maintain as confidential.  Confidential Information subject to this Agreement may include information that is not a trade secret under applicable law, but information not constituting a trade secret shall only be treated as Confidential Information under this Agreement for a one-year period after the Termination Date.

“Competing Business” shall mean any one or more of the following: (i) the Company’s Business, or (ii) any other business in which the Company or its subsidiaries develops an intention, with full knowledge of Employee, to engage on or before the Termination Date and (a) for which the Company or its subsidiaries prepared an existing business plan or study on or before the Termination Date, or (b) for which the Board of Directors of the Company, with the knowledge of Employee, commissioned a business plan or study on or before the Termination Date.

“Company’s Business” Company’s Business means the business of offering comprehensive software solutions and strategies internationally through custom programming, consulting, and off-site software development throughout the Territory.

“Company’s Products” means the products of the Company related to the Company’s Business.

“Outside Activities” means Employee’s pursuit of any work or project that is not competitive with the Company’s Business and, in the reasonable judgment of the Employee, is complimentary to the Company’s Business, with respect to which, on a weekly basis, during each work week, Employee may devote up to six (6) hours of time that otherwise would be spent by Employee on Company Business and any non-employment time as determined by the Employee.

“Territory” means the United States and, with respect to any country other than the United States, any state or province in which the Company sells products.

b.            Confidential Information.  Employee shall use his best efforts to protect Confidential Information.  At all times, both during and after Employee’s employment, Employee will not use, reproduce or disclose any Confidential Information, except as may be necessary in connection with work for Company.

c.             Return of Materials.  On the Termination Date or for any reason or at any time at Company’s request, Employee will deliver promptly to Company all materials, documents, plans, records, notes, or other papers or electronically-stored materials and any copies in Employee’s possession or control relating in any way to Company’s Business, which at all times shall be the property of Company.

d.            Disparagement.  Employee shall not at any time make false, misleading or disparaging statements about the Company, including its products, services, management, employees, and customers.  The Company shall not make false, misleading or disparaging statements about Employee.

e.             Non-Solicitation of Customers.  Employee agrees that, for a period of twelve (12) months following the Termination Date, Employee shall not, directly or indirectly, solicit, or assist in the solicitation of, any Person who is, or was during the period of Employee’s employment with Company, a customer of Company, including actively sought prospective customers, with whom Employee had personal business contact with during his employment with the Company.

f.             Non-Solicitation of Employees, Consultants and Contractors.  Employee agrees that, for a period of twelve (12) months following the Termination Date, Employee shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, Persons who were employees, consultants or independent contractors of the Company at the time of Employee’s employment with Company, or who continue to be employed or engaged by Company, or with whom Employee had personal business contact with during his employment with the Company, to leave their employment or engagement with the Company.

g.            Covenant Against Competition.  Employee covenants and agrees with the Company that, except on behalf of Company, at any time during the period of his employment with Company and continuing for a period of twelve (12) months after the Termination Date, Employee will not in any manner (other than as an employee of or as a consultant to Company), directly or by assisting others, engage in or perform for any Competing Business in the Territory any of the specific duties or activities which Employee performed for the Company during his employment.  Employee further agrees that during the period of his employment with the Company and continuing for a period of twelve (12) months after the Termination Date, Employee will not own or invest in any Competing Business; except that Employee may own securities of the Company or acquire either directly or indirectly and solely as an investment, up to five percent (5%) of the securities of any Competing Business issuer that is publicly traded on any United States national securities exchange or quoted on the NASDAQ system.  During the Term, the Employee may engage in Outside Activities.

Since the Company may be irreparably damaged if the provisions of Sections 14 (e), (f), and (g) are not specifically enforced, in the event of a breach or threatened breach of any of the terms thereof by the Employee, in addition to any other remedy that may be available to it, the Company shall be entitled to injunctive relief without showing that monetary damages will not provide an adequate remedy.

h.            Prior Agreements.  Employee warrants that Employee is not under any obligation, contractual or otherwise, limiting or affecting Employee’s ability or right to render to Company the services for which Employee has been or is being hired. Upon execution of this Agreement, Employee will give Company a copy of any agreement, or notify Company in writing of any agreement if a written agreement is not available, with a prior employer or other Person purporting to limit or affect Employee’s ability or right to render to Company the services for which Employee has been or is being hired, to solicit customers or potential customers, or to use any type of information.

i.              Future Employment Opportunities.  At any time before, and for six (6) months after, the Termination Date, Employee upon accepting any employment with another Person, shall provide Company with the employer’s name and a general description of the services Employee will provide.

j.              Tolling.  In the event the enforceability of any terms of this Section 14 are challenged in a lawsuit instituted during the Term or for a period of twelve (12) months following the Termination Date and Employee is not enjoined from breaching any of the protective covenants, then if a court of competent jurisdiction finds that the challenged protective covenant is enforceable, the time period shall be tolled during the pendency of the lawsuit until the dispute is finally resolved and all periods of appeal have expired.

k.             Survival.  If any of the covenants contained in this Section 14, or any part hereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, or for any other over-inclusiveness, the Parties agree that the duration of such provision or the area covered thereby or such other over-inclusiveness shall be automatically reduced to the maximum scope permitted by law, and that, in its reduced form, said provision shall then be fully enforceable.  If any provision contained in this Section 14 (or any part thereof) is construed to be invalid or unenforceable, the same shall not affect the remainder of the provision or provisions which shall be given full effect without regard to the invalid portions.

l.  Outside Activities.  The foregoing terms and conditions of this Section 14 shall not be construed to prohibit Employee from engaging in Outside Activities.

15.         Work For Hire Acknowledgment; Assignment.  Employee and Company each acknowledge and agree that Employee’s Outside Activities do not constitute “work for hire”.  Employee, however, acknowledges that except for any Outside Activities that may relate to the Company’s Business or the Company’s Products, which shall be excluded from the definition of “works for hire” hereunder, Employee’s work on and contributions to documents, programs, and other expressions in any tangible medium that relate to the Company’s Business or the Company’s Products (collectively, “Works”) beginning on the date of employment and thereafter through the Termination Date are within the scope of Employee’s employment and part of Employee’s duties and responsibilities.  Employee’s work on and contributions to the Works will be rendered and made by Employee for, at the instigation of, and under the overall direction of, Company, and are and at all times shall be regarded, together with the Works, as “work made for hire” as that term is used in the United States Copyright Laws.  Without limiting this acknowledgment, Employee assigns, grants, and delivers exclusively to Company all rights, titles, and interests in and to any Works, and all copies and versions, including all copyrights and renewals.  Employee will execute and deliver to Company, its successors and assigns, any assignments and documents Company requests for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive, perpetual, and worldwide ownership of all rights, titles, and interests of every kind and nature, including all copyrights, in and to the Works, and Employee constitutes and appoints Company as his agent to execute and deliver any such assignments or documents Employee fails or refuses to execute and deliver, this power and agency being coupled with an interest and being irrevocable.

16.         Inventions, Ideas and Patents.  Employee and Company each acknowledge and agree that the Company intends for the Employee to engage in Outside Activities.  Employee acknowledges shall disclose promptly to Company (which shall receive it in confidence), and only to Company, any invention or idea of Employee (developed alone or with others) that relates to the Company’s Business or the Company’s Products, whether made or conceived during Employee’s employment with the Company or pursuant to an Outside Activity.

a.             Any such invention or idea relating to the Company’s Business or the Company’s Products made or conceived during Employee’s employment with the Company shall be the property of the Company; provided, however, that following the date which is six (6) months after the Termination Date, upon request from the Employee, the Company shall grant the Employee a non-exclusive, perpetual license, in written form that is reasonably satisfactory to the Company, to market, copy, sublicense, modify, customize, translate, adapt, publish, display or create derivative works with respect thereto, in exchange for a royalty fee of ten percent (10%) of the gross revenues received by Employee (or any affiliate of Employee) from sales generated therefrom, which shall be paid to the Company on a quarterly basis.

b.            Any such invention or idea relating to the Company’s Business or the Company’s Products made or conceived during or pursuant to an Outside Activity shall be the property of the Employee; provided, however, that upon request from the Company, the Employee shall grant the Company a non-exclusive, perpetual license, in written form that is reasonably satisfactory to the Company, to market, copy, sublicense, modify, customize, translate, adapt, publish, display or create derivative works with respect thereto, in exchange for a royalty fee of ten percent (10%) of the gross revenues received by the Company (or any affiliate of the Company) from sales generated therefrom, which shall be paid to the Employee on a quarterly basis.

17.         Both Parties mutually agree, and the aforementioned license agreement shall provide, that beginning on that date which is the last day of the sixth complete calendar month after the month in which the Termination Date occurs, the Company shall have an option, for a period of 3 years to license back any and all derivative works Employee has created from the Software in exchange for a royalty fee of ten percent (10%) of the gross revenues received by the Company or its affiliates, successors or assigns, from sales of the Software or its derivative works, which shall be paid to the Employee on a quarterly basis

18.         Representations and Disclosures.  Employee represents and warrants that he has the legal capacity to execute and deliver this Agreement, and that the execution, delivery and performance of this Agreement by the Employee will not violate any agreement made by the Employee or to which the Employee is subject.  Employee represents and warrants that there are no inventions or ideas of which Employee claims ownership as of the date of this Agreement other than the inventions or ideas described on Appendix 1.  If no inventions or ideas are listed on Appendix 1, Employee represents that there are no such inventions or ideas at the time of signing this Agreement.  Employee represents and warrants that performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to the execution of this Agreement.  Employee has not entered into, and Employee agrees not to enter into, any agreement either written or oral that conflicts with Employee’s employment or Employee’s performance under this Agreement.  Except as described on Appendix 1, Employee is not bound by any agreement regarding confidentiality or ownership of intellectual property with any person or entity other than the Company.  Employee agrees not to disclose to the Company or use on its behalf any confidential information belonging to others that is known to have been improperly acquired or acquired from a Person known to be subject to a duty not to disclose it.

19.         Continuing Employment Upon a Change of Control.  Upon the occurrence of a Change of Control (as defined below), the Company covenants that it shall cause the acquiring company to offer Employee an employment agreement containing (i) an employment period of not less than one (1) year, (ii) duties and responsibilities consistent with Employee’s then current position in the Company and (iii) such other terms consistent with and comparable to the terms set forth in this Agreement, as and if amended, in all material respects, including without limitation, compensation and benefits.  Such employment agreement will not require relocation unless mutually agreed upon by the Company and Employee.  If the acquiring company fails to offer Employee an employment agreement containing such terms, then Employee shall be entitled to a lump sum severance in an amount not less than twice Employee’s aggregate compensation (including salary, bonuses, and commission, whether or not paid) for the prior twelve (12) month period (or if Employee has not been employed by the Company for twelve (12) months, then sums earned by Employee during such period shall be extrapolated to cover a twelve (12) month period), plus the continuation of all benefits for a period of twelve (12) months after the Termination Date.  If the acquiring company terminates Employee’s employment or if Employee terminates employment for Good Reason within one (1) year after the Change of Control, then Employee shall be entitled to a lump sum severance in an amount equal to the lump sum severance Employee would have received in the prior sentence, plus the continuation of all benefits for a period of twelve (12) months after the Termination Date.  The provisions of this Section 19 shall be binding upon and enforceable against all successors and assigns of the Company.  A “Change of Control” shall be deemed to have occurred after (a) the sale of all or substantially all of the assets of the Company, whether in a single transaction or in a series of transactions occurring within any single twelve (12) month period, (b) the sale by one or more shareholders of the Company, in a single transaction or in a series of transactions occurring within any single twelve (12) month period, of more than fifty percent (50%) of the issued and outstanding capital stock of the Company to any individual, corporation, trust or other entity; or (c) a merger, reorganization, exchange of stock or other securities, or other business combination between the Company and another individual, corporation, trust or other entity comprised of a single transaction or a series of transactions occurring within any single twelve (12) month period, resulting in any individual, corporation, trust or other entity owning more than fifty percent (50%) of the issued and outstanding capital stock of the Company.

20.         Interpretation; Severability.  Rights and restrictions in this Agreement may be exercised and are applicable only to the extent they do not violate any applicable laws, and are intended to be limited to the extent necessary so they will not render this Agreement illegal, invalid or unenforceable.  If any term shall be held illegal, invalid or unenforceable by a court of competent jurisdiction, the remaining terms shall remain in full force and effect.  This Agreement does not in any way limit Company’s rights under the laws of agency, fiduciary obligation, unfair competition, trade secret, copyright, patent, trademark or any other applicable law(s), or under any other agreement or instrument, all of which are in addition to rights under this Agreement. The existence of a claim by Employee, whether predicated on this Agreement or otherwise, shall not constitute a defense to Company’s enforcement of this Agreement.

21.         Remedies for Breach.  Notwithstanding any other provisions set forth herein, Employee understands and agrees that any breach of this Agreement may cause the Company great and irreparable harm and that it would be difficult or impossible to establish the full monetary value of such damage. Consequently:

Employee covenants and agrees that any breach by Employee of the Agreement during Employee’s employment with the Company shall be grounds for disciplinary actions up to and including dismissal of Employee for Cause.

Employee further covenants and agrees that in the event of any Employee breach of this Agreement, Employee consents to the entry of appropriate preliminary and permanent injunctions in a court of appropriate jurisdiction, without the posting of a bond or other security, in addition to whatever other remedies the Company may have. Injunctive relief is in addition to any other available remedy, including damages.

Employee agrees that Employee will indemnify and hold the Company harmless from any loss, cost, damage or expense (including attorneys’ fees) incurred by the Company arising out of Employee’s breach of any portion of this Agreement, whether or not such breach results in litigation or other formal proceedings.

22.         Miscellaneous.

a.             Counterparts.  This Agreement may be executed in several counterparts each of which is an original.  This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

b.            Contents of Agreement; Parties In Interest, Etc.  This Agreement sets forth the entire understanding of the Parties.  Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement.  If there are any inconsistencies between the terms of this Agreement and the Company’s Employee Handbook, this Agreement shall control.  All representations, warranties, covenants, terms, conditions and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the Company and Employee.  Neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Party hereto.

c.             GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS.  Each Party irrevocably (a) consents to the exclusive jurisdiction and venue of the federal and state courts located in State of Florida, in any action arising under or relating to this Agreement, and (b) waives any jurisdictional defenses (including personal jurisdiction and venue) to any such action.

d.            Section Headings.  The section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

e.             Notices.  All notices, requests, demands and other communications which are required or permitted hereunder shall be sufficient if given in writing and delivered personally or by registered or certified mail, postage prepaid, by a nationally recognized overnight courier service, or by facsimile transmission (with a copy simultaneously sent by registered or certified mail, postage prepaid), as follows (or to such other address as shall be set forth in a notice given in the same manner):

(1)           If to the Company, to:

Bravera, Inc.

c/o Shea Development Corp.
1351 Dividend Drive, Suite G

Marietta, GA  30067

Attn:  Francis E. Wilde

with a copy to:

Dunnington, Bartholow and Miller
477 Madison Avenue
12th Floor

New York, NY 10022

Attention:  Robert T. Lincoln, Esq.

(2)           If to Employee, to:

Christopher Watson

4446-1A Hendricks Avenue, Suite 246

Jacksonville, Fla. 32207

All such notices shall be deemed to have been received on the date of delivery.

f.             Location of Employment.  The location of employment of Employee shall be the State of Florida.  This Agreement will not require relocation unless mutually agreed upon by the Company and Employee.

g.            Modification and Waiver.  Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and this Agreement may be modified or amended at any time by the Company and Employee.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof nor shall such waiver constitute a continuing waiver.

h.            Arbitration.  Any claim or controversy arising out of or relating to this Agreement or any breach thereof shall be settled by arbitration.  The venue for any such arbitration shall be Orlando, Florida, or such other location as the parties may mutually agree.  Except as expressly set forth herein, all arbitration proceedings under this Section 22(h) shall be undertaken in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) then in force.  Only individuals who are (i) lawyers engaged full-time in the practice of law and (ii) on the AAA register of arbitrators shall be selected as an arbitrator.  There shall be one arbitrator who shall be chosen in accordance with the rules of the AAA.  Within twenty (20) days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law.  Judgment on the written award may be entered and enforced in any court of competent jurisdiction.  It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable; provided however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration.  The arbitrator shall require the non-prevailing party to pay the arbitrator’s full fees and expenses or, if in the arbitrator’s opinion there is no prevailing party, the arbitrator’s fees and expenses will be borne equally by the parties thereto.  In the event action is brought to enforce the provisions of this Agreement pursuant to this Section 22(h), the non-prevailing parties shall be required to pay the reasonable attorneys’ fees and expenses of the prevailing parties, except that if in the opinion of the court or arbitrator deciding such action there is no prevailing party, each party shall pay its own attorneys’ fees and expenses.

[Signatures on Following Page]

I HAVE READ THIS AGREEMENT CAREFULLY.  I ACKNOWLEDGE THAT THIS AGREEMENT DESCRIBES THE BASIC LEGAL AND ETHICAL RESPONSIBILITIES THAT I AM REQUIRED TO OBSERVE AS AN EMPLOYEE EXPOSED TO HIGHLY SENSITIVE TECHNOLOGY AND STRATEGIC INFORMATION.

IN WITNESS WHEREOF, the parties hereto have executed or have caused this Agreement to be duly executed as of the date first above written.

EMPLOYEE

Name: Christopher Watson

COMPANY

Bravera, Inc.

By:
Name:	E. Joseph Vitetta, Jr.
Title:	Secretary

AGREED TO & ACCEPTED:

Shea Development Corp.

By:
Name:	Francis E. Wilde
Title:	Chairman and CEO

EXHIBIT A

Software

“Bravera Process Director”
“Bravera Content Director”
“Bravera RAPID Workplace” which includes the prior versions branded as “Bravera RAPID”

APPENDIX 1

List of Agreements regarding confidentiality or ownership

of intellectual property between Employee

and any person or entity other than the Company